Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter and Fiscal Year Ended June 30, 2021

August 11, 2021

Gary Dvorchak (Moderator)

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2021 fourth quarter and year-end financial results.  I am Gary Dvorchak, Investor Relations representative for AOS.  With me today are Dr. Mike Chang, our CEO, Stephen Chang, our President, and Yifan Liang, our CFO.  This call is being recorded and broadcast live over the Web.  A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows.  Mike will begin with strategic highlights.  Then, Stephen will provide business updates and a detailed segment report.  After that, Yifan will review the financial results and provide guidance for the September quarter.  Finally, we will have the question-and-answer session.

The earnings release was distributed over wire services today, August 11, 2021, after the close of market.  The release is also posted on the company's website.  Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Mike, to provide strategic highlights.  Mike?

Mike Chang (Chief Executive Officer)

Thanks, Gary.  I would like to welcome everyone to today's call.  I am excited to be speaking with all of you again today.

We have been dealing with the COVID-19 pandemic for over one and a half years, and we continue to take strict precaution to ensure the safety and well-being of all our employees and their families.

Our fourth fiscal quarter continued the strength and momentum we saw throughout the year.  We once again delivered strong year-over-year performance in each of our market segments with record revenue and excellent profitability. We benefited from strong end market demand, enabling us to optimize our product mix.  Fourth quarter results demonstrate the strength of our market diversification strategy, broadening product portfolio, deepening customer relationships and growing production scale.

Total revenue for the fourth quarter grew 45% year-over-year to $177 million, as we continued to see broad-based strength across our business. Non-GAAP gross margin was 34.9%, up 300 basis points from last quarter, and 740 basis points higher than the same quarter a year ago. Non-GAAP EPS for the fourth quarter was $0.95, which more than tripled year-over-year.  Yifan will go into more details on our financial performance later.

The strong fourth quarter capped an outstanding fiscal year 2021. Revenue grew 41% year-over-year to $657 million.  On the bottom line, we achieved non-GAAP EPS of $2.93, up from $0.88 last year.  Previously, we had set a target of $600 million in annual revenue for calendar year 2021, and I am pleased that we successfully surpassed that target ahead of plan.

While we are not immune to some of the supply chain constraints in the broader semiconductor industry, we are doing a good job managing them to mitigate any interruptions to our customers. First, we are making investments to expand capacity and further enhance our technological capability at our Oregon fab.  We believe the investments will strengthen our competitive advantage in our target markets, and it is a part of our long-term strategic plan for sustainable growth and continuous technology improvement. In the current business conditions and the shortage of capacity, it’s increasingly important to have the ability to own and control our supply chain.   Second, we continue to ramp our capacity at our JV fab in Chongqing according to plan.  I am pleased with the progress we are making, and we are on track to approach the Phase I target run rate in the September quarter.  Third, we continue to maintain close relationships with multiple foundry partners, and are working with them for additional wafer supply.  Overall, although our supply is tight, I am thankful to be able to have both internal and external capacity to support our business and minimize the stress at our customers in this time of shortage.

In summary, I am very proud and appreciative of our team's execution in fiscal year 2021. In addition to the traction we gained from the successful implementation of our strategy, we saw strong industry tailwinds during an unprecedented time. And as we enter fiscal year 2022, there are plenty of opportunities and much work to be done to continue to grow and scale our business. I am confident that we have the right leadership and the right products in place to ensure we are successful to capitalize on these opportunities.  Our mission to be a trusted technology partner and a global supplier of a broad portfolio of power semiconductors remains on track.  Looking ahead, we plan to grow our annual revenue to $1 billion in the next few years.

Now, I will turn the call over to Stephen for an update on our business and a detailed segment report.  Stephen?

Stephen Chang (President)

Thank you, Mike, and good afternoon, everyone.  I will start with an update on our business and then provide detailed segment highlights for the June quarter.

As we have stated all along, the core of our business strategy is technology and volume.  Technology and innovation in our business derives from repetitive volume manufacturing, which often inspires opportunity for improvement.  This is the origin of technology development.

We invest in core competences of silicon, packaging, and ICs as the foundation of our product technology.  Best-in-class technology leads to competitive advantage in our products and success in the markets we address. Our product strategy is to create advanced total solution products in close partnership with our customers. These products demonstrate our expertise in power, and move beyond commodity parts into multi-socket optimized solutions that make our customer end products more reliable and efficient.  We continue to accelerate growth by winning new customer engagements with an expanding pipeline of new products and increasing BOM content with our application specific solutions. An example of this is our intelligent power modules designed specifically to address motor drives used in home appliance applications.  The modules combine the function of up to 17 discrete devices into a single solution to provide performance and ease of use to our customer. Another example is our series of DrMOS products where we optimized the IC to bring the best out of the co-packaged MOSFETs to deliver high efficiency in Vcore and graphics applications. Even our advanced discrete MOSFETs are built on specialized platforms that address the performance needs of target applications such as battery protection and graphics.

Supply remains tight in the marketplace while demand continues to be strong across all our core market segments.  In times like these, supporting customers through uninterrupted supply of our products is more important than ever.  As such, we are sharpening our focus on customer engagement.  Our continued focus on strategic customers enables us to take advantage of the current environment to stay closer to tier-one customers, optimize product mix and capacity allocation, and deliver strategic value to those customers.  While we are managing longer lead times and component availability, our competitive market position, strong customer relationships and supply chain responsiveness enable us to deliver on our commitments.

Our backlog in the June quarter continued to far exceed our capacity.  We have been actively allocating capacity to avoid interruptions to our customers’ production lines, optimize our factory utilization and support our strategic initiatives.  At the same time, demand has been dynamic while not always following normal seasonality.  Fortunately, the majority of our production is in-house, which allows us to better serve our customers in such severe shortage period.  As a result, we are able to focus on our core market growth that follows our strategic business direction.

Now, let me drill down into each of the business segments.

Let’s start with Computing. Revenue was up 57.3% year over year and up 10.2% sequentially, outpacing the industry.   This segment represented 43.7% of our total revenue.  End demand for our products remained strong with record revenue in the June quarter as our major customers were still facing component shortages.  While we were on allocation, we elected to allocate more capacity and resources to support the Computing segment, including the notebook, tablet and motherboard applications.  Conversely, the graphic card business was down double-digits sequentially due to a customer's order pull-in from the June quarter to the March quarter.  Looking ahead, we expect Computing revenue to be flat to modestly down sequentially in the September quarter due to allocation, but up double-digits on a year-over-year basis.  We expect solid demand at our ODM customers for motherboards and our graphic card business to rebound following a customer's production trending upward to a more normal level.  This will be offset by a temporary decline in notebook as we allocate our production capacity to support growth in our motherboard and graphic cards.

Turning to the Consumer segment, which was 21.1% of total revenue in the June quarter, up 36% year-over-year and up 4.4% sequentially. This segment played out better than expected.  Gaming remained strong as we continued to gain share at a major customer with both our MOSFET and Power IC products in multiple sockets.  Our overall home appliances business was slightly down due to temporary allocation.  That said, compared to the March quarter, we shipped higher volumes of module solutions to key home appliance customers in Asia in the June quarter.  And we intend to further increase shipments of module solutions in the next couple of quarters.   Looking to the September quarter, we expect the Consumer segment to increase by a high single-digit percentage, with strength in gaming and home appliances.

Next, let’s discuss the Communications segment, which was 12.8% of total revenue in the quarter, up 14% year-over-year and down 17.4% sequentially.  This segment played out as expected, as smartphone business performed in line with normal seasonality.  Having said that, demand for battery protection resumed at one of our global smartphone customers to support the upcoming launch of a new model.  We expect our Communications segment to increase by mid double-digits in the September quarter as all major smartphone players in China, Korea and the U.S. are entering peak production. With that, we believe we are in an excellent position to resume battery protection growth in the September quarter with designs secured at our key global customers.

Finally, let’s talk about the Power Supply and Industrial segment, which accounted for 20.4% of total revenue.  This segment was up 53.1% year-over-year and up 11.5% sequentially.  The solid growth was due to several factors.  First, the demand for AC-DC power supplies for laptop adaptors was extremely robust, with incremental design activity with major power supply customers in Taiwan.  Second, momentum of our quick-charger business remained solid, driven by demand for travel adaptors used for tablets as well as quick-charger solutions for smartphones. Third, demand for DC fans from our major fan manufacturers in Japan was strong.  We expect this segment to grow by high single-digits in the September quarter driven largely by our AC-DC power supply and power tool businesses.

Overall, business momentum accelerated in the June quarter, and we are making solid progress towards our mission to position AOS as a leading global supplier of a broad portfolio of power semiconductors.

With that, I will now turn the call over to Yifan for a discussion of our fiscal fourth quarter financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen.  Good afternoon everyone and thank you for joining us.

Revenue for the June quarter was $177.3 million, up 4.8% from the prior quarter and up 44.9% from the same quarter last year.

In terms of product mix, DMOS revenue was $127.2 million, up 3.8% sequentially and up 31.2% year-over-year.  Power IC revenue was $46.5 million, up 7.2% from the prior quarter and up 99.7% from a year ago.  Assembly service revenue was $3.6 million as compared to $3.2 million last quarter and $2.1 million for the same quarter last year.

For the fiscal year 2021, revenue was $656.9 million, up 41.3% from last year.

Non-GAAP gross margin for the June quarter was 34.9%, up from 31.9% in the prior quarter and up from 27.5% in the same quarter last year.  The quarter-over-quarter increase in non-GAAP gross margin was mainly driven by better product mix.  Non-GAAP gross margin excluded $0.8 million of amortization of purchased IP for both the June quarter and the prior quarter and $4.4 million of production ramp-up costs related to the JV Company for the same quarter last year.  In addition, non-GAAP gross margin excluded $0.6 million of share-based compensation charges for the June quarter, as compared to $0.4 million for the prior quarter and $0.3 million for the same quarter last year.

For the fiscal year 2021, non-GAAP gross margin was 31.9%, as compared to 27.9% for the prior year.

Non-GAAP operating expenses for the June quarter were $32.8 million, compared to $30.9 million for the prior quarter and $25.3 million for the same quarter last year.  The quarter-over-quarter increase was primarily due to higher variable compensation accruals this quarter.  Non-GAAP operating expenses for the quarter excluded $4.8 million of share-based compensation charges and $0.6 million of legal expenses related to the government investigation.  This compares to $3.4 million of share-based compensation charges and $0.6 million of legal expenses related to the investigation for the prior quarter, as well as $2.4 million of share-based compensation charges and $2.6 million of legal expenses related to the investigation for the same quarter last year.

Non-GAAP operating expenses for the fiscal year 2021 was $123.8 million, compared to $102.5 million for the prior year.  Non-GAAP operating expenses excluded $13.6 million of share-based compensation charges and $3.1 million of legal expenses related to the investigation in the current fiscal year, as compared to $8.9 million of share-based compensation charges, $4.7 million of legal expenses related to the investigation, and $0.6 million for an impairment charge in the prior fiscal year.

Income tax expense for the quarter was $1.2 million, compared to $1.0 million for the prior quarter and $0.4 million for the same quarter last year.

Income tax expense for the fiscal year was $3.9 million, compared to $0.4 million for the prior fiscal year.

Non-GAAP EPS attributable to AOS for the quarter was 95 cents per share as compared to 77 cents for the prior quarter and 29 cents for the same quarter last year.

Non-GAAP EPS attributable to AOS for the fiscal year was $2.93 as compared to $0.88 for the prior fiscal year.

AOS continued to generate positive operating cash flow.  AOS on a stand-alone basis generated $32.6 million of operating cash flow in the June quarter, as compared to $33.3 million in the prior quarter and $20.2 million in the same quarter last year.  In the June and March quarters, we received $10 million and $20 million customer deposits for securing supply, respectively.  The JV Company generated positive operating cash flow of $11.6 million in the June quarter compared to $5.3 million in the prior quarter and $20.1 million in the same quarter last year.

Cash flow from operations attributable to AOS for the fiscal year was $114.3 million as compared to $58.0 million for the prior year.  Cash flow provided by operations attributable to the JV Company was $14.4 million for the year, compared to $4.4 million in the prior year.

Consolidated EBITDAS for the June quarter was $40.9 million, compared to $36.2 million for the prior quarter and $14.9 million for the same quarter last year.  EBITDAS attributable to AOS for the quarter was $33.6 million as compared to $30.6 million for the prior quarter and $12.0 million for the same quarter last year.  EBITDAS for the JV Company was $7.8 million in the June quarter, as compared to $4.5 million for the prior quarter and $1.1 million for the same quarter last year.

Consolidated EBITDAS for the fiscal year was $136.4 million as compared to $52.0 million in the prior fiscal year.  EBITDAS attributable to AOS for the year was $111.7 million as compared to $44.8 million a year ago.

Now let’s look at the balance sheet.

We completed the June quarter with cash balance of $202.4 million, including $164.9 million at AOS and $37.5 million at the JV Company.  This compares to $192.1 million at the end of last quarter, which included $158.3 million at AOS and $33.8 million at the JV Company.  Our cash balance a year ago was $158.5 million, including $110.3 million at AOS and $48.2 million at the JV Company.

The bank borrowing balance at the end of June was $165.4 million, including $24.3 million at AOS and $141.1 million at the JV Company.  During the quarter, AOS and the JV Company repaid $2.1 million and $4.2 million of existing term loans, respectively.

Net trade receivables were $35.8 million at the end of the June quarter, as compared to $33.7 million at the end of the prior quarter and $13.3 million for the same quarter last year.  Days Sales Outstanding for the June quarter were 26 days, compared to 22 days in the prior quarter.

Net inventory was $154.3 million at quarter-end, up from $145.1 million last quarter and up from $135.5 million in the prior year.  Average days in inventory were 115 days for the quarter, compared to 112 days in the prior quarter.

Net Property, Plant and Equipment was $437.0 million, slightly up from $432.6 million last quarter and up from $412.3 million last year.  Capital expenditures were $32.2 million for the quarter, including $25.1 million at AOS and $7.1 million at the JV Company.  In the June quarter, AOS commenced a plan to expand our Oregon fab with an investment of approximately $100 million, including $20 million to advance our capability and $80 million to expand capacity.  We believe this expansion, when fully completed, will enable us to generate an additional $70 million in annual revenue.  We expect the capacity to come on line in the December quarter of 2022.

During the June quarter, the JV Company continued to ramp its 12” fab.  It’s on track to achieve the Phase I target run rate in the September quarter.  As discussed, the JV Company is in the process of pursuing additional financing for its Phase II capacity expansion.  We will provide more details when available.

With that, now I would like to discuss the guidance for the September quarter.

We expect:

•	Revenue to be approximately $180 million, plus or minus $3 million.
•
GAAP gross margin to be 33.7% plus or minus 1%.  We anticipate non-GAAP gross margin to be 34.5% plus or minus 1%.  Non-GAAP gross margin excludes $0.8 million amortization of acquired IP and $0.6 million of estimated share-based compensation charges.

•
GAAP operating expenses to be in the range of $37.7 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $33.5 million plus or minus $1 million.  Non-GAAP operating expenses exclude $3.9 million of estimated share-based compensation charges and $0.5 million of estimated legal expenses relating to the government investigation.

•	Income tax expense to be approximately $1.0 million to $1.4 million.
•	Loss attributable to non-controlling interests to be approximately $0.5 million.

As part of our normal practice, we are not obligated to update this information.  With that, we will open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS, and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding expected financial performance of market segments,; expectation with respect to ramp up activities and target run rate at the JV Company and timeline for production and operation; the global capacity constraint; the ability of the JV Company to support market demand and growth; the expansion plan at the Oregon fab; the JV Company’s financing plans; anticipated sales for each product segment; our ability and strategy to develop new products; projected annual revenue target in future years; fluctuation in customer demand and market segments; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business operation; our ability to successfully operate our joint venture in China; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed by AOS on September 2, 2020. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.